Exhibit 23

  Consent of Independent Auditors





  The Board of Directors
  Petroleum Helicopters, Inc.:

  We consent to incorporation by reference in registration statements No. 33-51617 on Form S-8 and No. 333-02025 on Form S-8 of Petroleum Helicopters, Inc. of our report dated June 19, 1997, relating to the consolidated balance sheets of Petroleum Helicopters, Inc. and subsidiaries as of April 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended April 30, 1997, and the related schedule, which report appears in the April 30, 1997 annual report on Form 10-K of Petroleum Helicopters, Inc.



                                        KPMG PEAT MARWICK LLP
                                       /s/ KPMG Peat Marwick LLP

  New Orleans, Louisiana
  July 23, 1997